Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the Amended and Restated 2000 Stock Incentive Plan of Net6, Inc. and the Amended and Restated 2003 Stock Incentive Plan of Net6, Inc. of our report dated January 14, 2004 (except for the first and second paragraphs of Note 17, as to which the dates are February 19, 2004 and February 27, 2004, respectively), with respect to the consolidated financial statements and schedule of Citrix Systems, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Certified Public Accountants

West Palm Beach, Florida

December 13, 2004